Exhibit 99.1

PRESS RELEASE

CONTACT: Brian L. Cantrell Alliance Resource Partners, L.P. 1717 South Boulder Avenue, Suite 400 Tulsa, Oklahoma 74119 (918) 295-7673

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Eleventh Consecutive Year of Record Financial Results With Net Income Up 21.3% for the 2011 Year; Increases Quarterly Unitholder Distribution 3.7% to $0.99 Per Unit; and Provides Guidance for Additional Growth in 2012

TULSA, OKLAHOMA, January 27, 2012 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported that it achieved record financial results for the eleventh consecutive year, with records for revenues, EBITDA, net income and net income per basic and diluted limited partner unit for the year ended December 31, 2011 (the “2011 Period”). Revenues for the 2011 Period climbed to $1.8 billion, an increase of 14.5% compared to the year ended December 31, 2010 (the “2010 Period”). Increased revenues contributed to higher EBITDA, up 14.3% to $570.8 million, net income, which jumped 21.3% to $389.4 million, and net income per basic and diluted limited partner unit, which rose 21.7% to $8.13 per unit. (For a discussion of EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

For the quarter ended December 31, 2011 (the “2011 Quarter”), revenues increased 13.4% to $474.6 million, compared to the quarter ended December 31, 2010 (the “2010 Quarter”). Net income and net income per basic and diluted limited partner unit were also higher in the 2011 Quarter, as net income increased 5.0% to $91.7 million and net income per basic and diluted limited partner unit climbed 6.0% to $1.93 per unit. EBITDA for the 2011 Quarter decreased slightly by 2.3% to $129.2 million.

ARLP also announced that the Board of Directors of its managing general partner increased the cash distribution to unitholders for the fifteenth consecutive quarter. The distribution for the 2011 Quarter rose to $0.99 per unit (an annualized rate of $3.96 per unit), payable on February 14, 2012 to all unitholders of record as of the close of trading on February 7, 2012. The announced distribution represents a 15.1% increase over the cash distribution of $0.86 for the 2010 Quarter and a 3.7% increase over the cash distribution of $0.955 for the 2011 third quarter (the “Sequential Quarter”).

“The Alliance team again delivered exceptional results in 2011 as ARLP set new records for all major operating and financial measures. This marks our eleventh consecutive year of record results,” said Joseph W. Craft III, President and Chief Executive Officer. “Looking ahead, we remain encouraged that our strategy of expanding ARLP’s presence as a low cost operator in the growing Illinois Basin and Northern Appalachia coal markets will create opportunities for continued growth in the future. Our record setting results and outlook for the future led our Board

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of Directors to increase ARLP’s quarterly unitholder distribution by an impressive 3.7% over the previous quarter. Based on our current operating plans, ARLP expects quarterly unitholder distributions in 2012 to grow at a pace similar to 2011.”

Consolidated Financial Results

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Record revenues in the 2011 Period were driven primarily by record coal sales volumes and price realizations due to ARLP’s strong coal sales contract position. Increased tons sold from our River View mine, the resumption of full production capacity at our Pattiki mine in early 2011 and expanded coal brokerage activities resulted in higher volumes for both tons sold, up 5.4% in the 2011 Period to 31.9 million tons, and tons produced, up 6.6% to 30.8 million tons, both as compared to the 2010 Period. As a result of improved pricing under ARLP’s long-term coal sales contracts and increased pricing of export market sales, average coal sales prices increased 9.3% in the 2011 Period to $55.95 per ton sold, compared to $51.21 per ton sold in the 2010 Period.

ARLP’s increased coal sales and production volumes and ongoing cost pressures all contributed to higher operating expenses in the 2011 Period, which rose 12.1% to $1.1 billion. In particular, higher materials and supplies expenses, labor-related expenses, sales-related expenses and maintenance costs impacted operating expenses across all of ARLP’s producing regions. As mentioned above, market dynamics allowed ARLP to expand its coal brokerage activities during the 2011 Period which drove outside coal purchases higher by $37.2 million, compared to the 2010 Period.

Financial results for the 2011 Period compared to the 2010 Period were also impacted by higher depreciation, depletion and amortization, which increased $13.5 million to $160.3 million, primarily as a result of additional depreciation expense associated with capital investments at our River View and Dotiki mines. General and administrative expenses increased minimally to $52.3 million in the 2011 Period, an increase of 3.0% over the 2010 Period, primarily as a result of higher salaries and wages expense. Net interest expense decreased $8.1 million compared to the 2010 Period, primarily as a result of a nonrecurring adjustment in capitalized interest.

As expected, our preferred equity investment in White Oak Resources, LLC (“WOR”) began to impact ARLP’s financial results during the 2011 Period. As a result, net equity in loss of affiliates increased primarily due to the allocation of approximately $4.3 million of losses related to ARLP’s preferred equity interest in WOR.

Three Months Ended December 31, 2011 Compared to Three Months Ended December 31, 2010

For the 2011 Quarter, higher coal sales volumes and increased average coal sales prices, which rose $4.33 per ton sold, combined to drive revenues up 13.4% to $474.6 million, compared to the 2010 Quarter. Net income and net income per basic and diluted limited partner unit were also higher in the 2011 Quarter, as net income increased 5.0% to $91.7 million and net income per basic and diluted limited partner unit climbed 6.0% to $1.93 per unit.

Driven by higher operating expenses and equity in loss of affiliates, EBITDA for the 2011 Quarter decreased 2.3% to $129.2 million. Operating expenses rose 14.3% compared to the 2010 Quarter to $296.7 million, primarily due to the factors discussed above as well as increased costs

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associated with incidental production at our Tunnel Ridge mine development project and higher expenses related to a scheduled longwall move at our Mountain View mine. Outside coal purchases climbed $19.8 million in the 2011 Quarter due to the previously discussed expansion of ARLP’s brokerage activity. As discussed above, equity in loss of affiliates increased $3.4 million in the 2011 Quarter, primarily as a result of our preferred equity investment in WOR.

Depreciation, depletion and amortization increased $5.8 million to $43.1 million in the 2011 Quarter compared to the 2010 Quarter, primarily as a result of infrastructure and equipment expenditures at various operations. In addition, net interest expense decreased $12.7 million, compared to the 2010 Quarter, primarily as a result of the previously discussed nonrecurring adjustment to capitalized interest.

Regional Results and Analysis

(in millions, except per ton data)	2011 Fourth Quarter	2010 Fourth Quarter	% Change Quarter / Quarter	2011 Third Quarter	% Change Sequential
Illinois Basin
Tons sold	6.429	6.297	2.1%	6.631	(3.0)%
Coal sales price per ton (1)	$50.63	$47.71	6.1%	$50.83	(0.4)%
Segment Adjusted EBITDA Expense per ton (2)	$31.55	$29.28	7.8%	$31.67	(0.4)%
Segment Adjusted EBITDA (2)	$122.9	$116.4	5.6%	$127.2	(3.4)%

Central Appalachia
Tons sold	0.629	0.542	16.1%	0.616	2.1%
Coal sales price per ton (1)	$81.59	$79.16	3.1%	$79.99	2.0%
Segment Adjusted EBITDA Expense per ton (2)	$65.53	$56.11	16.8%	$59.76	9.7%
Segment Adjusted EBITDA (2)	$10.1	$12.6	(19.3)%	$12.5	(18.6)%

Northern Appalachia
Tons sold	0.857	0.888	(3.5)%	0.820	4.5%
Coal sales price per ton (1)	$83.40	$67.57	23.4%	$89.89	(7.2)%
Segment Adjusted EBITDA Expense per ton (2)	$69.43	$49.58	40.0%	$62.07	11.9%
Segment Adjusted EBITDA (2)	$12.8	$16.8	(23.8)%	$23.7	(46.0)%

Total (3)
Tons sold	8.171	7.750	5.4%	8.326	(1.9)%
Coal sales price per ton (1)	$56.57	$52.24	8.3%	$56.89	(0.6)%
Segment Adjusted EBITDA Expense per ton (2)	$39.39	$34.10	15.5%	$37.75	4.3%
Segment Adjusted EBITDA (2)(4)	$142.8	$146.4	(2.5)%	$166.0	(14.0)%

(1)	Sales price per ton is defined as total coal sales divided by total tons sold.
(2)	For definitions of Segment Adjusted EBITDA expense per ton and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.
(3)	Total includes other, corporate and eliminations.
(4)	Total Segment Adjusted EBITDA includes equity in loss of affiliates, net.

ARLP sold 8.2 million tons of coal in the 2011 Quarter, an increase of 5.4% over the 2010 Quarter and a decrease of 1.9% from the Sequential Quarter, the latter primarily reflecting seasonal production fluctuations. Higher Illinois Basin coal sales volumes compared to the 2010 Quarter were due in part to the resumption of full production activity at our Pattiki mine and increased coal

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sales from our Gibson North mine. Sequentially, Illinois Basin tons sold decreased 3.0% due to a high level of sales volume from coal inventory at our River View mine during the Sequential Quarter, compared to the 2011 Quarter. Increased sales from coal inventory and purchased coal drove Central Appalachian coal sales volumes higher in the 2011 Quarter, compared to both the 2010 and Sequential Quarters. In Northern Appalachia, a longwall move at our Mountain View mine during the 2011 Quarter resulted in lower coal sales volumes compared to the 2010 Quarter. Sequentially, increased incidental coal production at our Tunnel Ridge mine development project pushed sales tons higher in the 2011 Quarter. ARLP’s 2011 year-end coal inventories declined to historic lows, falling to approximately 168,000 tons – a decrease of approximately 123,000 tons and 387,000 tons from inventories at the end of the 2010 and Sequential Quarters, respectively.

Compared to the 2010 Quarter, coal sales prices improved in all of ARLP’s operating regions during the 2011 Quarter. In particular, increased price realizations in Northern Appalachia from coal sold into the export markets drove ARLP’s total average coal sales prices up by 8.3% to $56.57 per ton sold.

On a consolidated basis, total Segment Adjusted EBITDA Expense per ton in the 2011 Quarter increased 15.5% compared to the 2010 Quarter due to the previously discussed impacts to costs and volumes. While total Segment Adjusted EBITDA Expense per ton also increased sequentially by 4.3%, the 2011 Quarter benefited from lower workers’ compensation expense, which was approximately $1.17 per ton lower compared to the Sequential Quarter. In the Illinois Basin, comparatively difficult mining conditions during the 2011 Quarter at our Dotiki and Warrior operations negatively impacted coal recoveries and drove labor-related expenses and materials and supply costs higher compared to the 2010 Quarter. In Central Appalachia, Segment Adjusted EBITDA Expense per ton increased in the 2011 Quarter compared to both the 2010 and Sequential Quarters, primarily as a result of curtailed production at our Pontiki mine. During the 2011 Quarter, the entire Pontiki mine was idled for approximately 24 days due to a dispute with regulators over an issue affecting one production unit. As a result of this regulatory action, the Pontiki mine experienced significantly higher Segment Adjusted EBITDA Expense during the 2011 Quarter as approximately 150,000 tons of production was lost during the shutdown. Compared to the 2010 Quarter, increased Segment Adjusted EBITDA Expense per ton in Northern Appalachia during the 2011 Quarter reflects a longwall move at our Mountain View mine and lower coal recoveries experienced immediately prior to the longwall move. The sequential increase in Segment Adjusted EBITDA Expense per ton in Northern Appalachia also reflects the impact of increased cost per ton of purchased coal and higher expenses related to incidental coal production at our Tunnel Ridge mine development project.

Outlook

Commenting on ARLP’s outlook for 2012, Mr. Craft said, “We are focused on delivering another year of record financial results in 2012. The keys for ARLP to achieve this goal are to have a successful start up of the Tunnel Ridge longwall operation and for our customers to take delivery of their contracted tonnage. We enter the year with substantially all of ARLP’s 2012 production and a substantial portion of anticipated 2013 production committed and priced under contract. The benefits of these contracts have been reflected in our financial guidance.”

Mr. Craft continued, “The current sluggish coal markets – caused by low natural gas prices, mild weather patterns, ongoing regulatory burdens, weaker export demand and aggressive reselling of coal previously purchased by traders and utilities – are creating challenges for domestic coal producers. ARLP expects these challenges will likely cause other coal operators to reduce

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production, setting the stage for a rebound in coal prices in the second half of 2012. We intend to use this lull in the market to focus on cost control and executing our growth projects at Tunnel Ridge, Gibson South and White Oak. Our long term view of the supply/demand fundamentals in the Illinois Basin and Northern Appalachian regions continues to be positive and we remain committed to ARLP’s strategic efforts to expand in these growing markets.”

For 2012, ARLP is providing the following full year guidance for its operating activities, which is exclusive of the impact of our investments in WOR discussed separately below:

Capital Expenditures – Total 2012 capital expenditures for ARLP’s operating activities are currently estimated in a range of $400.0 to $425.0 million, including maintenance capital expenditures. Major capital projects include production expansions related to completion of the longwall development at our Tunnel Ridge mine (approximately $90.0 to $100.0 million) and continuing development of our Gibson South mine (approximately $50.0 to $55.0 million). Maintenance capital expenditures anticipated during 2012 reflect increased capital expenditures to comply with evolving regulatory requirements, equipment rebuilds and replacements, mine extension projects at various mines, and significant infrastructure projects at several operations. Notably, these projects include our Dotiki mine accessing the West Kentucky No. 13 coal seam, which requires larger equipment, and completion of a new preparation plant at an estimated capital cost of $40.0 to $45.0 million. In addition, our MC Mining and Mountain View operations will transition into new reserve areas during 2012 at an estimated capital cost of $20.0 to $25.0 million and $8.0 to $10.0 million, respectively. Based on anticipated maintenance capital requirements in 2012 and considering its current five-year planning horizon, ARLP is currently estimating total average maintenance capital expenditures of approximately $5.50 per ton produced for long-term distribution planning purposes. Actual operating necessity capital expenditures in 2012 are expected to be approximately $2.00 per ton higher due to the significant infrastructure projects described above.

As a result of ARLP’s capital investment projects and reflecting commencement of longwall production at Tunnel Ridge, depreciation, depletion and amortization expense for 2012 is expected to increase to a range of $200.0 to $210.0 million, compared to $160.3 million in 2011.

Coal Production and Sales Volumes – ARLP is currently anticipating 2012 coal production in a range of 34.0 to 35.0 million tons. The increase in production from 2011 reflects the addition of two continuous miner units in the Illinois Basin and the start of longwall operations at our Tunnel Ridge mine in the 2012 second quarter.

Coal sales volumes are estimated in a range of 34.75 to 35.85 million tons, of which approximately 97.0% is contractually committed and priced. ARLP has also secured coal sales commitments for approximately 33.5 million tons, 27.2 million tons and 19.8 million tons in 2013, 2014 and 2015, respectively, of which approximately 7.7 million tons in 2013 and 7.1 million tons in both 2014 and 2015 remain open to market pricing.

Per Ton Revenue and Cost Estimates – Based on its committed sales contracts and estimates for its current open position, ARLP is anticipating total average coal sales price realizations will increase in 2012 by approximately 2.0% to 4.0% per ton over 2011 realizations. Reflecting anticipated increases in coal sales volumes and estimated coal sales prices, ARLP is currently expecting 2012 revenues in a range of $2.0 to $2.1 billion, excluding transportation revenues.

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Ongoing cost and regulatory pressures will continue to impact ARLP’s operating expenses in 2012. While these impacts along with the continued expansion of coal brokerage activities are expected to drive total Segment Adjusted EBITDA Expense per ton higher, ARLP is currently anticipating realized margins per ton in 2012 will be comparable to 2011.

EBITDA and Net Income – For 2012, ARLP’s operating activities are currently expected to generate EBITDA in a range of $590.0 to $680.0 million and net income in a range of $360.0 to $440.0 million. (For a definition of EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

As anticipated, ARLP’s 2012 consolidated financial results will also be impacted our recent commitments to WOR related to its new longwall Mine No. 1 development and our preferred equity interest in WOR. In addition to the above described capital expenditures related to its operating activities, ARLP currently anticipates capital expenditures during 2012 of approximately $125.0 to $150.0 million for reserve acquisitions and construction of surface facilities related to its participation in the WOR Mine No.1 development project. During 2012, ARLP also currently expects to fund approximately $100.0 to $125.0 million of its preferred equity investment commitment to WOR. As a result of these investments, ARLP expects the pass through of losses related to its WOR investments to negatively impact 2012 consolidated EBITDA by $20.0 to $25.0 million and net income by $15.0 to $20.0 million. Development of WOR’s Mine No. 1 is proceeding in line with our expectations and, as previously disclosed, ARLP continues to anticipate its investments in WOR will become meaningfully accretive to its financial results once longwall production from the WOR Mine No. 1 begins in the 2015 time frame.

ARLP’s balance sheet remained strong at December 31, 2011 with a net debt to EBITDA ratio of 0.75:1.0 and approximately $404.5 million of available liquidity. ARLP is currently analyzing the debt capital markets and evaluating its liquidity requirements for 2012 and beyond.

A conference call regarding ARLP’s 2011 Quarter financial results is scheduled for today at 10:00 a.m. Eastern. To participate in the conference call, dial (866) 383-8008 and provide pass code 77683113. International callers should dial (617) 597-5341 and provide the same pass code. Investors may also listen to the call via the “investor information” section of ARLP’s website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week. To access the audio replay, dial (888) 286-8010 and provide pass code 78830184. International callers should dial (617) 801-6888 and provide the same pass code.

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the partnership’s distributions to foreign investors attributable to income that is effectively connected with a United States trade or business. Accordingly, ARLP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

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About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users. ARLP, the nation’s first publicly traded master limited partnership involved in the production and marketing of coal, is currently the third largest coal producer in the eastern United States with mining operations in the Illinois Basin, Northern Appalachian and Central Appalachian coal producing regions. ARLP operates nine mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia and is also constructing new mining complexes in Indiana and West Virginia. In addition, ARLP operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

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The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. At the end of this release, we have included more information regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS: With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: changes in competition in coal markets and our ability to respond to such changes; changes in coal prices, which could affect our operating results and cash flows; risks associated with the expansion of our operations and properties; the impact of recent health care legislation; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; changing global economic conditions or in industries in which our customers operate; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; adjustments made in price, volume or terms to existing coal supply agreements; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations, including those related to carbon dioxide emissions, and other factors; legislation, regulatory and court decisions and interpretations thereof, including issues related to climate change and miner health and safety; our productivity levels and margins earned on our coal sales; unexpected changes in raw material costs; unexpected changes in the availability of skilled labor; our ability to maintain satisfactory relations with our employees; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments or projections associated with post-mine reclamation and workers’ compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; greater than expected environmental regulation, costs and liabilities; a variety of operational, geologic, permitting, labor and weather-related factors; risks associated with major mine-related accidents, such as mine fires, or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding pension, black lung benefits and other post-retirement benefit liabilities; coal market’s share of electricity generation, including as a result of environmental concerns related

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to coal mining and combustion and the cost and perceived benefits of alternative sources of energy, such as natural gas, nuclear energy and renewable fuels; uncertainties in estimating and replacing our coal reserves; a loss or reduction of benefits from certain tax credits; and, difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program.

Additional information concerning these and other factors can be found in ARLP’s public periodic filings with the Securities and Exchange Commission (“SEC”), including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2010, filed on February 28, 2011 with the SEC. Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Tons Sold	8,171	7,750	31,925	30,295
Tons Produced	7,355	7,276	30,753	28,860

SALES AND OPERATING REVENUES:
Coal sales	$462,238	$404,820	$1,786,089	$1,551,539
Transportation revenues	6,487	7,947	31,939	33,584
Other sales and operating revenues	5,884	5,846	25,532	24,942

Total revenues	474,609	418,613	1,843,560	1,610,065

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	296,744	259,578	1,131,750	1,009,935
Transportation expenses	6,487	7,947	31,939	33,584
Outside coal purchases	24,785	4,956	54,280	17,078
General and administrative	13,636	14,185	52,334	50,818
Depreciation, depletion and amortization	43,098	37,321	160,335	146,881

Total operating expenses	384,750	323,987	1,430,638	1,258,296

INCOME FROM OPERATIONS	89,859	94,626	412,922	351,769
Interest expense, net	5,294	(7,395)	(21,954)	(30,062)
Interest income	100	54	375	200
Equity in loss of affiliates, net	(3,404)	—	(3,404)	—
Other income (loss)	(357)	237	983	851

INCOME BEFORE INCOME TAXES	91,492	87,522	388,922	322,758
INCOME TAX EXPENSE (BENEFIT)	(210)	155	(431)	1,741

NET INCOME	$91,702	$87,367	$389,353	$321,017

GENERAL PARTNERS’ INTEREST IN NET INCOME	$19,562	$19,757	$86,251	$73,172

LIMITED PARTNERS’ INTEREST IN NET INCOME	$72,140	$67,610	$303,102	$247,845

BASIC AND DILUTED NET INCOME PER LIMITED PARTNER UNIT	$1.93	$1.82	$8.13	$6.68

DISTRIBUTIONS PAID PER LIMITED PARTNER UNIT	$0.9550	$0.83	$3.6275	$3.205

BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING	36,775,741	36,716,855	36,769,126	36,710,431

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	December 31,
	2011	2010
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$273,528	$339,562
Trade receivables	128,643	112,942
Other receivables	3,525	2,537
Due from affiliates	5,116	1,912
Inventories	33,837	31,548
Advance royalties	7,560	4,812
Prepaid expenses and other assets	11,945	10,024

Total current assets	464,154	503,337

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	1,974,520	1,598,130
Less accumulated depreciation, depletion and amortization	(793,200)	(648,883)

Total property, plant and equipment, net	1,181,320	949,247

OTHER ASSETS:
Advance royalties	27,916	27,439
Equity investments in affiliates	40,118	—
Other long-term assets	18,010	21,255

Total other assets	86,044	48,694

TOTAL ASSETS	$1,731,518	$1,501,278

LIABILITIES AND PARTNERS’ CAPITAL

CURRENT LIABILITIES:
Accounts payable	$96,869	$63,339
Due to affiliates	494	573
Accrued taxes other than income taxes	15,873	13,901
Accrued payroll and related expenses	35,876	30,773
Accrued interest	2,195	2,491
Workers’ compensation and pneumoconiosis benefits	9,511	8,518
Current capital lease obligations	676	295
Other current liabilities	15,326	16,715
Current maturities, long-term debt	18,000	18,000

Total current liabilities	194,820	154,605

LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities	686,000	704,000
Pneumoconiosis benefits	54,775	45,039
Accrued pension benefit	27,538	13,296
Workers’ compensation	64,520	59,796
Asset retirement obligations	70,836	56,045
Due to affiliates	—	1,954
Long-term capital lease obligations	2,497	165
Other liabilities	6,774	10,595

Total long-term liabilities	912,940	890,890

Total liabilities	1,107,760	1,045,495

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL:
Alliance Resource Partners, L.P. (“ARLP”) Partners’ Capital:
Limited Partners—Common Unitholders 36,775,741 and 36,716,855 units outstanding, respectively	943,325	761,875
General Partners’ deficit	(279,107)	(287,371)
Accumulated other comprehensive loss	(40,460)	(18,721)

Total Partners’ Capital	623,758	455,783

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$1,731,518	$1,501,278

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,
	2011	2010
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$573,983	$520,588

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(321,920)	(289,874)
Changes in accounts payable and accrued liabilities	11,640	(7,480)
Proceeds from sale of property, plant and equipment	1,526	381
Purchases of equity investments in affiliate	(42,700)	—
Payments to affiliate for acquisition and development of coal reserves	(50,800)	—
Other	1,146	1,982

Net cash used in investing activities	(401,108)	(294,991)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under term loan	—	300,000
Borrowings under revolving credit facilities	—	95,000
Payments under revolving credit facilities	—	(95,000)
Payments on capital lease obligations	(812)	(324)
Payment of debt issuance cost	—	(1,417)
Payment on long-term debt	(18,000)	(18,000)
Net settlement of employee withholding taxes on vesting of Long-Term Incentive Plan	(2,324)	(1,265)
Cash contributions by General Partners	87	43
Distributions paid to Partners	(217,860)	(186,354)

Net cash (used in) provided by financing activities	(238,909)	92,683

EFFECT OF CURRENCY TRANSLATION ON CASH	—	(274)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(66,034)	318,006
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	339,562	21,556

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$273,528	$339,562

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Reconciliation of GAAP “Cash Flows Provided by Operating Activities” to non-GAAP “EBITDA” and Reconciliation of non-GAAP “EBITDA” to GAAP “Net Income” (in thousands).

EBITDA is defined as net income before net interest expense, income taxes and depreciation, depletion and amortization. EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles. EBITDA is not intended to represent cash flow and does not represent the measure of cash available for distribution. Our method of computing EBITDA may not be the same method used to compute similar measures reported by other companies, or EBITDA may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

	Three Months Ended December 31,		Year Ended December 31,		Three Months Ended Sept. 30,	Year Ended December 31,
	2011	2010	2011	2010	2011	2012E Midpoint
Cash flows provided by operating activities	$141,647	$126,345	$573,983	$520,588	$170,951	$563,400
Non-cash compensation expense	(1,638)	(1,110)	(6,235)	(4,051)	(1,682)	(7,500)
Asset retirement obligations	(636)	(643)	(2,546)	(2,579)	(637)	(2,850)
Coal inventory adjustment to market	(323)	321	(386)	(498)	1,302	—
Equity in loss of affiliates, net	(3,404)	—	(3,404)	—	—	(22,850)
Loss on retirement of damaged vertical hoist conveyor equipment	—	—	—	(1,204)	—	—
Net gain on foreign currency exchange	—	—	—	(274)	—	—
Net gain (loss) on sale of property, plant and equipment	1,005	(176)	634	(234)	205	—
Other	(1,678)	(1,026)	(1,488)	(1,448)	643	—
Net effect of working capital changes	(173)	977	(10,870)	(42,402)	(26,414)	55,300
Interest expense, net	(5,394)	7,341	21,579	29,862	8,699	27,500
Income tax expense (benefit)	(210)	155	(431)	1,741	(317)	(500)

EBITDA	129,196	132,184	570,836	499,501	152,750	612,500
Depreciation, depletion and amortization	(43,098)	(37,321)	(160,335)	(146,881)	(40,275)	(203,000)
Interest expense, net	5,394	(7,341)	(21,579)	(29,862)	(8,699)	(27,500)
Income tax (expense) benefit	210	(155)	431	(1,741)	317	500

Net income	$91,702	$87,367	$389,353	$321,017	$104,093	$382,500

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Reconciliation of GAAP “Operating Expenses” to non-GAAP “Segment Adjusted EBITDA Expense per ton” and Reconciliation of non-GAAP “EBITDA” to “Segment Adjusted EBITDA” (in thousand, except per ton data).

Segment Adjusted EBITDA Expense per ton represents the sum of operating expenses, outside coal purchases and other income divided by tons sold. Transportation expenses are excluded as these expenses are passed through to our customers, consequently we do not realize any margin on transportation revenues. Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments. Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales and other sales and operating revenues. The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses. Outside coal purchases are included in Segment Adjusted EBITDA Expense because tons sold and coal sales include sales from outside coal purchases.

	Three Months Ended December 31,		Three Months Ended September 30,
	2011	2010	2011
Operating expense	$296,744	$259,578	$294,771
Outside coal purchases	24,785	4,956	19,864
Other (income) loss	357	(237)	(360)

Segment Adjusted EBITDA Expense	$321,886	$264,297	$314,275
Divided by tons sold	8,171	7,750	8,326

Segment Adjusted EBITDA Expense per ton	$39.39	$34.10	$37.75

Segment Adjusted EBITDA is defined as net income before net interest expense, income taxes, depreciation, depletion and amortization, general and administrative expenses and income attributable to noncontrolling interest.

	Three Months Ended December 31,		Three Months Ended September 30,
	2011	2010	2011
EBITDA (See reconciliation to GAAP above)	$129,196	$132,184	$152,750
General and administrative	13,636	14,185	13,276

Segment Adjusted EBITDA	$142,832	$146,369	$166,026

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